Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 14, 2011, except for Note 22, for which the date is May 20, 2011, with respect to the consolidated financial statements, and March 14, 2011 with respect to the schedule and internal control over financial reporting included in the Annual Report of Willbros Group, Inc. on Form 10-K for the year ended December 31, 2010 and the Current Report on Form 8-K dated May 20, 2011 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”
/s/ Grant Thornton LLP
Houston, Texas
May 20, 2011